EXHIBIT 99

FOR IMMEDIATE RELEASE

February 21, 2019

AmeriCann Enters into a Joint Venture Which Will Operate in the Fast Growing Massachusetts Cannabis Market

Joint Venture will provide Revenue Participation For AmeriCann at Flagship Massachusetts Medical Cannabis Center

Building 1 Construction is on Schedule for Completion in Summer 2019

(Denver, CO)—AmeriCann, Inc. (OTCQB: ACAN), a cannabis company that is developing cultivation, processing and manufacturing facilities, today announced that it has executed a definitive agreement for the terms of a Joint Venture with Bask, Inc., an established Massachusetts cannabis operator, at the Company’s Massachusetts Medical Cannabis Center “MMCC.”

The Massachusetts Medical Cannabis Center is being developed on a 52-acre parcel located in Southeastern Massachusetts. The MMCC project is permitted for 987,000 sq. ft. of cannabis cultivation and processing infrastructure, which will be developed in phases, and plans to support both the existing medical cannabis and the newly emerging adult-use cannabis marketplace.

AmeriCann plans to replicate the brands, technology and innovations developed at its MMCC project to new markets as a licensed multi-state operator (MSO).

Building 1, the initial phase of the MMCC development, is a 30,000 square foot Adult-Use cannabis cultivation and processing facility. The 15-year Joint Venture for Building 1 will provide a Revenue Participation Fee to AmeriCann of 15% of Gross Receipts.

AmeriCann projects a 1.5 year payback on its investment in Building 1 of approximately $7,500,000. AmeriCann is scheduled to complete construction of Building 1 this summer. The facility is projected to annually produce 7,500 pounds of dry flower cannabis and over 400,000 units of infused products.

“It is an honor to partner with AmeriCann on the most advanced, sustainable cultivation and processing facility in Massachusetts,” stated Bask, Inc. CEO Chapman Dickerson. “Our Joint Venture at the Massachusetts Medical Cannabis Center will establish new standards for energy efficiency, productivity and consistency.”

Construction of the MMCC project is moving forward rapidly, with millions of dollars already invested in site preparation, concrete, and steelwork. More than a dozen companies have been retained for construction of the facility which is being overseen by CBRE on behalf of AmeriCann.

“Bask is a recognized leader in the Massachusetts market with a diverse, local leadership team with years of cannabis cultivation and retail experience”, stated AmeriCann founder Ben Barton. “The Joint Venture for Building 1 is projected to produce significant revenue and cash flow for the partners.”

The Massachusetts cannabis market is one of the strongest in the country. A shortage of cultivation infrastructure has led to limited supply, high prices and limited selection of product available for the recreational market. Prices are currently equivalent to $7,800 per pound for cannabis flower which is more than two times higher than other recreational markets.

As the first approved adult-use cannabis market on the Eastern U.S., Massachusetts has the potential to become the epicenter for cannabis innovation and research. Since November 20th 2018, Massachusetts recreational dispensaries have sold more than $41 million worth of cannabis products, including almost $5 million in the most recent week. Annual recreational retail sales are expected to total $1.3 billion - $1.6 billion, according to Marijuana Business Daily.

About AmeriCann

AmeriCann (OTCQB: ACAN) is a cannabis company that is developing cultivation, processing and manufacturing facilities.

AmeriCann uses greenhouse technology which is superior to the current industry standard of growing cannabis in warehouse facilities under artificial lights. According to industry experts, by capturing natural sunlight, greenhouses use 25 percent fewer light bulbs, and utility bills are up to 75 percent less than in typical warehouse cultivation facilities. As such, AmeriCann’s Cannopy System enables cannabis to be produced with a greatly reduced carbon footprint, making the final product less expensive. Additionally, greenhouse construction costs are nearly half of warehouse construction costs.

AmeriCann is designing GMP Certified cannabis extraction and product manufacturing infrastructure. Through a wholly-owned subsidiary, AmeriCann Brands, Inc., the Company intends to secure licenses to produce cannabis infused products including beverages, edibles, topicals, vape cartridges and concentrates. AmeriCann Brands, Inc. plans to operate a Marijuana Product Manufacturing business at MMCC with over 40,000 square feet of state-of-the art extraction and product manufacturing infrastructure.

More information about the Company is available at: www.americann.co, or follow AmeriCann on Twitter @ACANinfo,

About Bask, Inc.

Bask, Inc. (BASK) is one of a limited number of locally owned and operated, vertically integrated medical marijuana companies that is operating in the Massachusetts market. BASK has received all necessary approvals to grow, process and dispense medical marijuana to registered patients in the Massachusetts Medical-Use of Marijuana Program. In addition, BASK has received Priority Certification by the Cannabis Control Commission which allows for expedited application processing for Adult-Use Cannabis. BASK will be the first business to operate in AmeriCann’s Massachusetts Medical Cannabis Center. For more information on BASK, visit www.cometobask.com or its social media links below:

Twitter: @baskfairhaven

Facebook: @baskfairhavenma

Leafly: Leafly Menu

Bask, Inc.

2 Pequod Road

Fairhaven, MA 02719

Email: info@cometobask.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional uncertainties that could impact the Company's forward-looking statements, please see the Company’s Registration Statement on Form S-1 which the Company recently filed with the SEC and which may be viewed at www.sec.gov.

Contact Information:

Corporate:

AmeriCann, Inc.

1550 Wewatta Street

2nd Floor

Denver, CO 80202

(303) 862-9000

info@americann.co

www.americann.co

@ACANinfo on Twitter

@AmeriCann on Facebook

@AmeriCannInc on Instagram

AmeriCann, Inc on LinkedIn

Media:

Teak Media + Communication

Sarah Gledhill

Sarah@teakmedia.com

617-269-7171

Investors:

Hayden IR

hart@haydenir.com

(917) 658-7878